Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

July 31, 2007

CONTACT:

John Erickson, Chief Financial Officer – (301) 951-6122

Tom McHale, Senior Vice President, Finance – (301) 951-6122

AMERICAN CAPITAL INCREASES Q3 DIVIDEND 11% TO $0.92

REPORTS $0.93 NOI AND $1.45 REALIZED EARNINGS IN Q2 2007

Bethesda, MD – July 31, 2007 – American Capital Strategies Ltd. (NASDAQ: ACAS) announced today its third quarter 2007 dividend and its results for the second quarter of 2007.

THIRD QUARTER 2007 DIVIDEND DECLARATION

American Capital’s Board of Directors has declared a third quarter 2007 regular dividend of $0.92 per share to record holders as of September 7, 2007, payable on October 1, 2007. This is an 11% increase over the third quarter 2006 dividend of $0.83 per share. American Capital has paid a total of $1.7 billion in dividends and paid or declared dividends of $25.16 per share since its August 1997 IPO at $15.00 per share.

2007 DIVIDEND GUIDANCE

American Capital is reiterating its forecast of total 2007 dividends of $3.68 per share to be paid from ordinary taxable income earned in 2007. This would represent an 11% growth over the total 2006 dividends of $3.33 per share. American Capital anticipates that its 2007 ordinary taxable income will exceed its dividends paid and it will elect to pay a 4% excise tax and retain its excess ordinary taxable income. The estimated remaining 2007 dividend per share is $0.96 per share for the fourth quarter of 2007.

2007 OTHER GUIDANCE

The following guidance assumes the economic and capital market environment throughout the rest of 2007 remains substantially the same as current market conditions.

American Capital is forecasting 14% to 27% growth from December 31, 2006, in net asset value per share (“NAV”), totaling $4.08 to $8.08 growth, to a value in the range of $33.50 to $37.50 per share by December 31, 2007. American Capital is forecasting that it will have between $17 billion and $22 billion of alternative assets under management by year end, of which $6 billion to $8 billion will be in funds managed by American Capital; the balance will be on American Capital’s balance sheet. In addition, American Capital is

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American Capital

July 31, 2007

forecasting $0.79 to $0.83 in net operating income (earnings less appreciation, depreciation, gains and loss (“NOI”)) per basic share in the third quarter of 2007.

SECOND QUARTER 2007 RESULTS

Earnings for the quarter increased 172% to $788 million, compared to $290 million for the second quarter of 2006. Earnings per basic share for the quarter increased 119% to $4.77 compared to $2.18 for the second quarter of 2006. For the quarter, net portfolio appreciation and realized gains totaled $584 million compared to $165 million for the second quarter of 2006. As described below, $493 million of the second quarter 2007 earnings of American Capital are from the appreciation of its asset management portfolio company, American Capital, LLC, driven substantially from the deconsolidation of the European Capital management company, as previously described in its March 31, 2007 Form 10-Q.

Earnings less appreciation and depreciation (“Realized Earnings”) increased 48% to $1.45 per basic share for the quarter compared to $0.98 per basic share for the second quarter of 2006. NOI increased 13% to $0.93 per basic share from $0.82 per basic share for the second quarter of 2006.

In the second quarter of 2007, American Capital received $32 million of revenue related to its wholly-owned asset management portfolio company, American Capital, LLC. This is a 256% increase in third-party fund management revenues over the second quarter of 2006.

“This is a great time to be one of the best capitalized financial institutions in the world,” said Malon Wilkus, American Capital Chairman, President and CEO, “With less than one-to-one debt to equity, American Capital has huge competitive advantages in this new credit environment. With our One Stop Buyout™ and one stop financing, we fund transactions that are impossible for some of our competitors to close. With demonstrated access to capital in these market conditions, we are taking advantage of lower multiples, wider spreads and better terms to generate outstanding risk adjusted returns for our shareholders.”

On July 6, 2007, American Capital was the first alternative asset manager and the only private equity firm to be included in the S&P 500 Index. American Capital was added to the S&P 500 in the category of Financials, Asset Management and Custody Banks. As of its inclusion, American Capital was the 355th largest firm in the index based on market capitalization.

“We have outperformed the S&P 500 in each of the ten calendar years since our IPO, including the last recession, with the exception of our first full year as a public company,” said Malon Wilkus. “We’ve done this by growing our dividend at a 13% compound annual growth rate and providing a 22% total return to our shareholders over the past ten years. The current credit and economic environment is ideal for us to continue this exceptional performance. In the past few weeks, American Capital’s stock price has declined along

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American Capital

July 31, 2007

with most financial stocks. However, American Capital has a much better capitalized balance sheet than many financial institutions, CLOs and hedge funds; some of which are levered above 4:1 debt to equity. We are levered less than one-to-one debt to equity and are in good shape to handle continued uncertainty in the capital markets.”

Second quarter 2007 dividends were $0.91 per share, an 11% growth over the second quarter 2006 dividends of $0.82 per share. For the quarter, American Capital’s dividend payout ratio was 63% of Realized Earnings of $1.45 per basic share. Over the past year, the dividend payout ratio was 77% of Realized Earnings. American Capital’s net asset value (“NAV”) per share at June 30, 2007 was $35.54, a $7.91 or 29% growth over the June 30, 2006 NAV per share of $27.63. In the second quarter, NAV was $5.18 per share greater than the prior quarter.

“The advantage of our business model becomes more evident in a widening spread environment like today,” said Chief Financial Officer John Erickson. “As spreads widen, our interest income and our spread income generally grows, which allows us to increase our NOI and our dividends. During widening spread environments, we may experience slower growth in our equity portfolio as more expensive credit reduces valuation multiples, but our growing spread income should allow us to continue to generate excellent returns on equity, just when other companies find it difficult to produce similar results. We believe this is why during the last recession and recovery, we materially out performed the S&P 500, when the index declined three years in a row.”

In the second quarter of 2007, American Capital invested $3.5 billion of capital and received $1.0 billion of proceeds from realizations of portfolio investments. In addition, American Capital funds under management invested an additional $1.1 billion, for a total of $4.6 billion of new investments in the second quarter of 2007. In the second quarter of 2007, American Capital had $635 million of net appreciation, depreciation, gains and losses comprised of net appreciation of $549 million and net gains of $86 million. As described below, $493 million of the $549 million of net appreciation of American Capital is related to appreciation in its asset management portfolio company, American Capital, LLC, driven substantially from the deconsolidation of the European Capital management company, as previously described in its March 31, 2007 Form 10-Q.

The weighted average effective interest rate on American Capital’s total investments in debt securities at June 30, 2007 was 11.8%. At the same time, loans totaling $232 million, with a fair value of $56 million, were on non-accrual. Delinquent and non-accruing loans to 19 portfolio companies totaled $259 million, or 4% of total loans at June 30, 2007, compared to $238 million, or 6% of total loans at June 30, 2006. The $56 million fair value of non-accruing loans represented 1% of total loans at fair value at June 30, 2007, compared to the $55 million fair value of non-accruing loans representing 1% of total loans at fair value at June 30, 2006.

“Our portfolio continues to perform very well,” said Ira Wagner, Chief Operating Officer, “with our delinquencies and non-accruals remaining at 4% over the last four quarters. We believe the current environment, whereby many investors have lost access to capital

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American Capital

July 31, 2007

despite very low commercial loan default rates, will result in a significant increase in our investment opportunities over and above our already industry-leading deal flow. We continue to focus on having the largest middle market deal flow in our industry so that we can continue to be extraordinarily selective as to which companies we invest in. We also continue to have the significant advantage of not being reliant on commercial or investment banks for financing for our One Stop Buyouts™ and one-stop-financings because we are able to fund the entire transaction. In addition, when we conclude that it is time to sell a portfolio company, we may choose to provide the buyer with the appropriate debt financing to supplement their equity to fund the transaction; a capability most of our competitors lack. Therefore, we continue to believe that our capital flexibility and our very large deal flow will provide us with excellent investment and exit opportunities going forward.”

In the second quarter of 2007, American Capital completed a $1 billion equity offering at $45.05 per share, which was 1.5x book value. Also during the second quarter of 2007, American Capital raised $492 million through its ninth on balance sheet term securitization and increased its capacity under its unsecured revolving credit facility by $665 million and increased the term to 5 years. In July 2007, it raised an additional $550 million in an unsecured, BBB rated, inaugural public debt offering.

“Our low levered balance sheet and capital markets creditability have allowed us to execute a CRE CDO transaction for our CMBS portfolio, issue our first unsecured public debt, issue our ninth term debt securitization and raise $1 billion of equity, during a time when access to capital was closed to many institutions,” said Tom McHale, Senior Vice President of Finance. “We have no investments in sub prime residential mortgages. Only 3% of our portfolio today is in CMBS investments and there have been no losses on commercial real estate loans underlying those investments. Three percent of our portfolio assets are in CDOs, which have produced a 17% IRR. We have few covenant-light loans. And, our equity investments, excluding our investment in American Capital, LLC, have produced a 31% IRR over the past year. We are very well capitalized and have a portfolio that is performing in a market where opportunities have just become far more profitable.”

During the second quarter of 2007, European Capital completed an initial public offering (“IPO”) of 14.6 million shares, including the full exercise of the over-allotment option granted to the underwriters, at a price of €9.84 per share, for gross proceeds of approximately €144 million ($196 million). The shares are traded on the London Stock Exchange under the ticker symbol “ECAS.” Prior to the IPO, American Capital exercised its warrant to purchase 18.75 million shares of European Capital for an exercise price of €9.50 per share, or €178 million ($242 million). Subsequent to the IPO, American Capital owns 65% of European Capital with a cost basis of $905 million and fair value of $1.0 billion.

European Capital is managed by European Capital Financial Services (Guernsey) Limited (“ECFS”). ECFS was a direct wholly-owned operating subsidiary, which was consolidated by American Capital in accordance with generally accepted accounting principles (“GAAP”) prior to the IPO of European Capital. In accordance with American Capital’s accounting policy for consolidation, American Capital consolidates a controlled operating subsidiary that provides all or substantially all of its services to

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July 31, 2007

American Capital or portfolio companies in which American Capital has substantially all the ownership. As a result of the European Capital IPO and the dilution of American Capital’s ownership interest in European Capital, ECFS is no longer considered to be providing substantially all of its services to American Capital or its portfolio companies. Therefore, as required by American Capital’s consolidation policy, which was developed based on discussions with regulatory authorities, and as disclosed in its March 31, 2007 Form 10-Q, ECFS was deconsolidated prospectively during the second quarter of 2007 and is carried at fair value on American Capital’s balance sheet at June 30, 2007, as required by GAAP.

In addition, during the second quarter of 2007, American Capital formed a parent holding company, American Capital, LLC, to own all American Capital owned third party fund managers. Accordingly, American Capital transferred the ownership of ECFS and its two other wholly-owned fund managers to American Capital, LLC subsequent to the IPO of European Capital. American Capital, LLC is treated as a portfolio company investment and carried at fair value on American Capital’s balance sheet at June 30, 2007. During the second quarter of 2007, American Capital recognized appreciation of $493 million, or $2.99 per basic share, for its investment in American Capital, LLC, the value of which primarily consists of the appreciation associated with ECFS, which was for the first time accounted for as a portfolio company at fair value. The appreciation of ECFS occurred over the period since its inception in the fourth quarter of 2005. American Capital, LLC has a total fair value of $529 million at June 30, 2007. As noted below, as of June 30, 2007, the fair value of this investment as determined by American Capital’s Board is within the range of fair value for the investment as determined by Houlihan Lokey Howard & Zukin Financial Advisors Inc.

Since its inception in September of 2005 through June 30, 2007, European Capital has invested in 58 portfolio companies totaling $3.1 billion. European Capital declared a dividend for the second quarter of 2007 of €0.10 per ordinary share, of which American Capital received dividend income totaling $9 million from its equity investment in European Capital.

Since its August 1997 IPO through the second quarter of 2007, American Capital has earned a 16% compounded annual return, including interest, dividends, fees and net gains, on 201 realizations of senior debt, subordinated debt and equity investments, totaling $6.6 billion of invested capital. These realizations represent 36% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these realizations exceeded the total associated prior quarter valuation of the investments by 2%. American Capital earned a 30% compound annual return on the exit of its equity investments, including dividends, fees and net gains.

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

American Capital’s Board of Directors is responsible for determining the fair value of American Capital’s portfolio investments on a quarterly basis. In that regard, the board retains Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) to assist it by having Houlihan Lokey regularly review a designated percentage of fair value determinations. Houlihan Lokey is a leading valuation firm in the U.S., engaged in approximately 1,000 valuation assignments per year for clients worldwide. Each quarter,

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July 31, 2007

Houlihan Lokey reviews American Capital’s determination of the fair value of its portfolio company investments that have been portfolio companies for at least one year and that have a fair value in excess of $25 million. In the second quarter of 2007, Houlihan Lokey reviewed valuations of 20 portfolio company investments having an aggregate $1.2 billion in fair value as of the period end. Over the last four quarters, Houlihan Lokey has reviewed 84 portfolio companies totaling $5.3 billion in fair value as of their respective valuation dates. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit and Compliance Committee of the Board of Directors.

For those portfolio company investments that Houlihan Lokey has reviewed during each applicable period, using the scope of review set forth by American Capital’s Board of Directors, the Board has made a fair value determination that is within the aggregate range of fair value for such investments as determined by Houlihan Lokey.

In addition to its standard scope, American Capital engaged Houlihan Lokey to review the value of American Capital’s wholly-owned portfolio company, American Capital, LLC, a third party fund manager. As of June 30, 2007, the fair value of this investment as determined by American Capital’s Board is within the range of fair value for the investment as determined by Houlihan Lokey.

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July 31, 2007

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2007, December 31, 2006 and June 30, 2006

(in millions)

	Q2 2007	Q4 2006	Q2 2007 Versus Q4 2006		Q2 2006	Q2 2007 Versus Q2 2006
			$	%		$	%
	(unaudited)				(unaudited)
Assets
Investments at fair value (cost of $10,674, $7,781 and $6,873 respectively)	$11,516	$8,076	$3,440	43%	$7,040	$4,476	64%
Cash and cash equivalents	172	77	95	123%	172	—	0%
Restricted cash	202	233	(31)	(13)%	66	136	206%
Interest receivable	57	44	13	30%	40	17	43%
Other	204	179	25	14%	91	113	124%

Total assets	$12,151	$8,609	$3,542	41%	$7,409	$4,742	64%

Liabilities and Shareholders’ Equity
Debt	$5,371	$3,926	$1,445	37%	$3,370	$2,001	59%
Derivative agreements	3	13	(10)	(77)%	1	2	200%
Accrued dividends payable	151	130	21	16%	110	41	37%
Other	151	198	(47)	(24)%	93	58	62%

Total liabilities	5,676	4,267	1,409	33%	3,574	2,102	59%

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5.0 shares authorized, 0 issued and outstanding	—	—	—	0%	—	—	0%
Common stock, $0.01 par value, 1,000.0 shares authorized, 185.6, 151.6 and 141.9 issued and 182.2, 147.6 and 138.8 outstanding, respectively	2	1	1	100%	1	1	100%
Capital in excess of par value	5,477	3,980	1,497	38%	3,642	1,835	50%
Notes receivable from sale of common stock	(7)	(7)	—	0%	(7)	—	0%
Undistributed net realized earnings	167	88	79	90%	33	134	406%
Net unrealized appreciation of investments	836	280	556	199%	166	670	404%

Total shareholders’ equity	6,475	4,342	2,133	49%	3,835	2,640	69%

Total liabilities and shareholders’ equity	$12,151	$8,609	$3,542	41%	$7,409	$4,742	64%

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AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Six Months Ended June 30, 2007 and 2006

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Three Months Ended June 30, 2007 Versus 2006		Six Months Ended June 30,		Six Months Ended June 30, 2007 Versus 2006
	2007	2006	$	%	2007	2006	$	%
OPERATING INCOME:
Investing operating income (1)	$226	$160	$66	41%	$431	$296	$135	46%
Asset management and advisory operating income (2)	100	52	48	92%	145	89	56	63%

Total operating income	326	212	114	54%	576	385	191	50%

OPERATING EXPENSES:
Interest	73	41	32	78%	135	77	58	75%
Salaries, benefits and stock-based compensation	67	39	28	72%	118	62	56	90%
General and administrative	22	16	6	38%	47	32	15	47%

Total operating expenses	162	96	66	69%	300	171	129	75%

OPERATING INCOME BEFORE INCOME TAXES	164	116	48	41%	276	214	62	29%

Provision for income taxes	(11)	(7)	(4)	(57)%	(9)	(12)	3	25%

NET OPERATING INCOME	153	109	44	40%	267	202	65	32%

Net realized gain on investments
Portfolio company investments	77	17	60	353%	87	60	27	45%
Derivative agreements	9	4	5	125%	12	6	6	100%

Total net realized gain	86	21	65	310%	99	66	33	50%

REALIZED EARNINGS	239	130	109	84%	366	268	98	37%

Net unrealized appreciation (depreciation) of investments
Portfolio company investments	507	148	359	243%	514	151	363	240%
Unrealized gain (loss) on exchange rate	4	—	4	100%	11	(1)	12	NM
Derivative agreements	38	12	26	217%	31	33	(2)	(6)%

Total net unrealized appreciation	549	160	389	243%	556	183	373	204%

INCREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	788	290	498	172%	922	451	471	104%
Cumulative effect of accounting change, net of tax	—	—	—	0%	—	1	(1)	(100)%

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS (“EARNINGS”)	$788	$290	$498	172%	$922	$452	$470	104%

NET OPERATING INCOME PER COMMON SHARE*:
Basic	$0.93	$0.82	$0.11	13%	$1.68	$1.60	$0.08	5%
Diluted	$0.91	$0.81	$0.10	12%	$1.64	$1.58	$0.06	4%

REALIZED EARNINGS PER COMMON SHARE*:
Basic	$1.45	$0.98	$0.47	48%	$2.30	$2.12	$0.18	8%
Diluted	$1.42	$0.97	$0.45	46%	$2.25	$2.10	$0.15	7%

EARNINGS PER COMMON SHARE*:
Basic	$4.77	$2.18	$2.59	119%	$5.80	$3.57	$2.23	62%
Diluted	$4.68	$2.16	$2.52	117%	$5.68	$3.54	$2.14	60%

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	165.1	133.3	31.8	24%	158.9	126.6	32.3	26%
Diluted	168.5	134.2	34.3	26%	162.4	127.7	34.7	27%

DIVIDENDS DECLARED PER COMMON SHARE	$0.91	$0.82	$0.09	11%	$1.80	$1.62	$0.18	11%

NM = Not meaningful.

*	May not recalculate due to rounding.
(1)	The investing operating income consists of interest, dividends, prepayment fees and other investment fee income.
(2)	The asset management and advisory operating income consists primarily of asset management fees and reimbursements, dividends from portfolio company fund managers, transaction structuring fees, equity and loan financing fees, portfolio company management and administrative fees and other fee income.

AMERICAN CAPITAL STRATEGIES, LTD.

OTHER FINANCIAL INFORMATION

Three Months Ended June 30, 2007, December 31, 2006 and June 30, 2006

(in millions, except per share data)

(unaudited)

	Q2 2007		Q4 2006		Q2 2007 Versus Q4 2006		Q2 2006		Q2 2007 Versus Q2 2006
					$	%			$	%
Assets Under Management:
American Capital Assets at Fair Value (2)	$12,151		$8,609		$3,542	41%	$7,409		4,742	64%
Externally Managed Assets at Fair Value (3)	3,891		2,708		1,183	44%	874		3,017	345%

Total	$16,042		$11,317		$4,725	42%	$8,283		$7,759	94%

Capital Resources Under Management:
American Capital Assets at Fair Value plus Available Capital Resources (2)	$12,653		$9,197		$3,456	38%	$7,995		4,658	58%
Externally Managed Assets at Fair Value plus Available Capital Resources (3)	4,137		3,111		1,026	33%	1,347		2,790	207%

Total	$16,790		$12,308		$4,482	36%	$9,342		$7,448	80%

New Investments:
Senior Debt	$1,989		$1,050		$939	89%	$791		$1,198	151%
Subordinated Debt	451		196		255	130%	260		191	73%
Preferred Equity	493		146		347	238%	280		213	76%
Common Equity	381		43		338	786%	50		331	662%
Common Equity warrants	—		7		(7)	(100)%	21		(21)	(100)%
CMBS Investments	126		155		(29)	(19)%	144		(18)	(13)%
CDO/CLO Investments	55		63		(8)	(13)%	25		30	120%

Total	$3,495		$1,660		$1,835	111%	$1,571		$1,924	122%

American Capital Sponsored Buyouts	$1,458		$360		$1,098	305%	$902		$556	62%
Financing for Private Equity Buyouts	804		716		88	12%	109		695	638%
Direct Investments	378		153		225	147%	6		372	6200%
CMBS Investments	126		155		(29)	(19)%	144		(18)	(13)%
CDO/CLO Investments	55		63		(8)	(13)%	25		30	120%
Add-on Financing for Acquisitions	205		95		110	116%	241		(36)	(15)%
Add-on Financing for Recapitalizations	202		105		97	92%	142		60	42%
Add-on Financing for Working Capital in Distressed Situations	15		5		10	200%	2		13	650%
Add-on Financing for Managed Funds	242		—		242	100%	—		242	100%
Add-on Financing for Working Capital	10		8		2	25%	—		10	100%

Total	$3,495		$1,660		$1,835	111%	$1,571		$1,924	122%

Realizations (1):
Scheduled Principal Amortization	$18		$15		$3	20%	$14		$3	21%
Senior Loan Syndications	226		266		(40)	(15)%	67		159	237%
Principal Prepayments	524		437		87	20%	131		392	299%
Payment of Accrued Payment-in-kind Interest and Dividends and Original Issue Discount	31		17		14	82%	6		27	450%
Sale of Equity Investments	185		746		(561)	(75)%	40		145	363%

Total	$984		$1,481		$(497)	(34)%	$258		$726	281%

Appreciation, Depreciation, Gains and Losses:
Gross Realized Gains	$108		$116		$(8)	(7)%	$32		$76	238%
Gross Realized Losses	(31)		(48)		17	35%	(15)		(16)	(107)%

Portfolio Net Realized Gains	77		68		9	13%	17		60	353%
Taxes on Realized Gains	—		(17)		17	100%	—		—	0%
Net Realized Gains From Interest Rate Derivatives	9		4		5	125%	4		5	125%

Net Realized Gains	86		55		31	56%	21		65	310%

									—
Gross Unrealized Appreciation at 50, 52 and 34 Portfolio Companies	698		306		392	128%	243		455	187%
Gross Unrealized Depreciation at 41, 32 and 25 Portfolio Companies	(170)		(114)		(56)	49%	(83)		(87)	(105)%

Current Portfolio Net Unrealized Appreciation	528		192		336	175%	160		368	230%
Net Depreciation From the Recognition of Net Realized Gains	(21)		(64)		43	67%	(12)		(9)	(75)%
Net Unrealized Appreciation for Foreign Currency Translation	4		18		(14)	(78)%	—		4	100%
Interest Rate Derivatives, net	38		(2)		40	NM	12		26	217%

Net Unrealized Appreciation	549		144		405	281%	160		389	243%

Net Gains, Losses, Appreciation and Depreciation	$635		$199		$436	219%	$181		$454	251%

Other Financial Data:
Net Asset Value per Share	$35.54		$29.42		$6.12	21%	$27.63		$7.91	29%
Market Capitalization	$7,747		$6,829		$918	13%	$4,647		$3,100	67%
Total Enterprise Value	$12,946		$10,678		$2,268	21%	$7,845		$5,101	65%
Credit Quality:
Weighted Average Effective Interest Rate on Debt Investments	11.8%		12.3%				12.5%
Loans on Non-Accrual at Face	$232		$183		$49	27%	$190		$42	22%
Loans on Non-Accrual at Fair Value	$56		$54		$2	4%	$55		$1	2%
Past Due Loans at Face	$27		$12		$15	125%	$48		$(21)	(44)%
Past Due and Non-Accrual Loans at Face as a Percentage of Total Loans	4%		4%				6%
Past Due and Non-Accrual Loans at Fair Value as a Percentage of Total Loans	1%		1%				3%
Number of Portfolio Companies on Non-Accrual and Past Due	19		14				16
Debt to Equity Conversions at Face Value	$—		$—		$—	0%	$28
Return on Equity:
LTM Net Operating Income Return on Average Equity at Cost	11.3%		12.0%				13.1%
LTM Realized Earnings Return on Average Equity at Cost	16.0%		16.9%				15.5%
LTM Earnings Return on Average Equity	29.1%		24.6%				21.5%
Current Quarter Net Operating Income Return on Average Equity at Cost Annualized	12.1%		11.4%				12.9%
Current Period Realized Earnings Return on Average Equity at Cost	18.8%		17.0%				15.4%
Current Quarter Earnings Return on Average Equity Annualized	56.0%		29.9%				33.4%
Dividends:
Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share) (4)	1.59	x	1.32	x			1.20	x
Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share) (4)	0.63	x	0.76	x			0.84	x
LTM Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share) (4)	1.30	x	1.33	x			1.18	x
LTM Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share) (4)	0.77	x	0.75	x			0.85	x

NM = Not meaningful

(1)	Excludes Repayments of European Capital Limited Bridge Loans.
(2)	Includes American Capital’s investment in its externally managed funds.
(3)	Includes European Capital, American Capital Equity I , American Capital CLO 2007-1 and American Capital CLO 2007-2.
(4)	American Capital has elected to retain net long-term capital gains and pay a federal tax on behalf of its shareholders. The taxes paid by American Capital are included in its Realized Earnings per Basic Share.
For income tax purposes, the net long-term capital gains is treated as a deemed distribution to American Capital’s shareholders, but is not included in the Dividends per Share.

American Capital

July 31, 2007

	Static Pool
Portfolio Statistics (1) ($ in millions, unaudited)	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	2007	Pre-1999 - 2007 Aggregate	2002 - 2007 Aggregate
Internal Rate of Return-All Investments (2)	9.5%	8.9%	8.3%	19.6%	10.6%	21.7%	18.5%	33.8%	19.9%	34.8%	18.5%	22.1%
Internal Rate of Return-Equity Investments Only (2)(10)	28.9%	(28.2)%	10.7%	48.3%	16.0%	30.3%	30.6%	61.8%	37.2%	120.2%	36.0%	41.0%
Internal Rate of Return-Equity Investments Only (2)(10)(11)	28.9%	(28.2)%	10.7%	48.3%	16.0%	30.3%	30.6%	34.7%	37.2%	120.2%	28.6%	31.5%
Original Investments and Commitments	$393	$380	$395	$372	$954	$1,444	$2,257	$3,665	$4,739	$3,529	$18,128	$16,588
Total Exits and Prepayments of Original Investments	$284	$269	$281	$286	$589	$1,023	$1,333	$1,173	$1,301	$42	$6,581	$5,461
Total Interest, Dividends and Fees Collected	$153	$145	$123	$148	$273	$329	$431	$483	$380	$103	$2,568	$1,999
Total Net Realized (Loss) Gain on Investments	$(32)	$(46)	$(41)	$25	$(10)	$133	$119	$102	$47	$3	$300	$394
Current Cost of Investments	$109	$42	$115	$57	$340	$358	$909	$2,417	$3,198	$3,127	$10,672	$10,349
Current Fair Value of Investments	$95	$26	$115	$27	$285	$396	$920	$3,206	$3,287	$3,118	$11,475	$11,212
Net Unrealized Appreciation/(Depreciation)	$(14)	$(16)	$—	$(30)	$(55)	$38	$11	$789	$89	$(9)	$803	$863
Non-Accruing Loans at Face	$35	$17	$—	$10	$45	$19	$10	$77	$19	$—	$232	$170
Non-Accruing Loans at Fair Value	$9	$8	$—	$1	$10	$7	$3	$16	$2	$—	$56	$38
Equity Interest at Fair Value (9)	$66	$10	$—	$5	$56	$164	$189	$2,185	$942	$931	$4,548	$4,467
Debt to EBITDA (3)(4)(5)	2.8	1.9	6.8	3.1	5.9	5.8	5.1	4.8	5.3	6.3	5.5	5.5
Interest Coverage (3)(5)	6.1	1.3	1.4	2.3	1.5	1.4	1.8	2.4	1.8	2.1	2.0	2.0
Debt Service Coverage (3)(5)	2.9	1.1	1.3	1.8	1.1	1.1	1.5	1.7	1.8	1.9	1.7	1.7
Average Age of Companies (5)	59 yrs	54 yrs	22 yrs	23 yrs	36 yrs	37 yrs	38 yrs	25 yrs	30 yrs	22 yrs	28 yrs	28 yrs
Ownership Percentage (9)	62%	53%	0%	64%	53%	58%	31%	59%	38%	42%	46%	46%
Average Sales (5)(6)	$188	$39	$196	$65	$68	$148	$102	$110	$153	$265	$169	$169
Average EBITDA (5)(7)	$10	$3	$59	$5	$11	$24	$22	$29	$24	$43	$30	$30
Average EBITDA Margin (5)	5.3%	7.7%	30.1%	7.7%	16.2%	16.2%	21.6%	26.4%	15.7%	16.2%	17.8%	17.8%
Total Sales (5)(6)	$484	$242	$196	$638	$431	$1,535	$2,306	$3,559	$6,100	$7,577	$23,068	$21,508
Total EBITDA (5)(7)	$26	$20	$59	$26	$59	$225	$425	$595	$1,046	$1,436	$3,917	$3,786
% of Senior Loans (5)(8)	48%	0%	71%	24%	69%	58%	51%	36%	47%	83%	59%	59%
% of Loans with Lien (5)(8)	51%	38%	71%	100%	98%	100%	87%	84%	84%	98%	89%	90%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at current fair value.
(3)	These amounts do not include investments in which the Company owns only equity.
(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(5)	Excludes investments in commercial mortgage backed securities, collateralized debt obligations and European Capital.
(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	As a percentage of our total debt investments.
(9)	Excludes investments in commercial mortgage backed securities and collateralized debt obligations.
(10)	Excludes equity investments that are the result of conversions of debt and warrants received with the issuance of debt.
(11)	Excludes investment in American Capital, LLC.

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American Capital

July 31, 2007

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. The taxable income that is distributed as dividends is expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2007 declared dividend to-date, totaling $2.72 per share, is anticipated to be a distribution of ordinary taxable income.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 2% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

A.G. Edwards

Citigroup-Smith Barney

Fidelity

Merrill Lynch

Morgan Keegan

RBC Dain Rauscher

UBS Financial

Wachovia Securities

Wedbush Morgan

A summary of American Capital’s dividend history and forecast follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

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American Capital

July 31, 2007

AMERICAN CAPITAL’S DIVIDEND HISTORY $25.16 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE
Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
Total 1997 to Q3 2007 Declared				$25.16

2007	$3.68	11%	Not Planned	$3.68	11%
Q4 Forecast	$0.96	9%
Q3 Declared	$0.92	11%
Q2	$0.91	11%
Q1	$0.89	11%

2006	$3.33	9%	$0.00	$3.33	8%
Q4	$0.88	11%
Q3	$0.83	6%
Q2	$0.82	9%
Q1	$0.80	10%

2005	$3.05	7%	$0.03	$3.08	6%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

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American Capital

July 31, 2007

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total Declared				$25.16

SHAREHOLDER CALL

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, August 1, 2007 at 11:00 am ET. The dial in number will be (888) 428-4480. International callers should dial +1 (612) 288-0337. Please advise the operator you are dialing in for the American Capital Shareholder Call. Shareholder presentations, webcasts and audio recordings can be found in the Investor Relations section of our website at www.ACAS.com.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL

The quarterly shareholder presentation includes a slide presentation to accompany the call that participants may download and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call.

DURING THE CALL:

VIEW STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL

During the Shareholder Call you may watch and listen to the webcast or listen to the Shareholder Call by phone and step through the slides at your own pace.

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American Capital

July 31, 2007

AFTER THE CALL:

LISTEN AND VIEW AUDIO SLIDE PRESENTATION AFTER THE CALL

The audio of the Shareholder Call combined with the slide presentation will be made available on our website after the call on August 1. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, August 1 until 11:59 pm Wednesday, August 15. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1 (320) 365-3844. The access code for both domestic and international callers is 880757.

For further information or questions, please do not hesitate to call our Investor Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

American Capital is the only alternative asset management company in the S&P 500. With $16 billion in assets under management1, American Capital is the largest U.S. publicly traded private equity fund and one of the largest publicly traded alternative asset managers. American Capital, both directly and through its global asset management business, is an investor in management and employee buyouts, private equity buyouts, and early stage and mature private and public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations. American Capital and its affiliates invest from $5 million to $800 million per company in North America and €5 million to €500 million per company in Europe.

As of June 30, 2007, American Capital shareholders have enjoyed a total return of 578% since the Company’s IPO—an annualized return of 22%, assuming reinvestment of dividends. American Capital has paid a total of $1.7 billion in dividends and paid or declared $25.16 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit www.AmericanCapital.com or www.EuropeanCapital.com.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

[1]	Includes American Capital’s investment in externally managed funds.

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American Capital

July 31, 2007

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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